   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1999.

                                                      REGISTRATION NO. 333-62353
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                       AMERICAN NATIONAL FINANCIAL, INC.

               (Exact name of registrant as specified in charter)

              CALIFORNIA                                 6361                                 33-0731648
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                           --------------------------

                          17911 VON KARMAN, SUITE 200
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-4700

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               MICHAEL C. LOWTHER
                            CHIEF EXECUTIVE OFFICER
                          17911 VON KARMAN, SUITE 200
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-4700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

            THOMAS G. BROCKINGTON, ESQ.                              NICK E. YOCCA, ESQ.
               SCOTT SANTAGATA, ESQ.                               J. MICHAEL VAUGHN, ESQ.
                RUTAN & TUCKER, LLP                            STRADLING YOCCA CARLSON & RAUTH
          611 Anton Boulevard, Suite 1400                   660 Newport Center Drive, Suite 1600
           Costa Mesa, California 92626                        Newport Beach, California 92660
                  (714) 641-5100                                       (949) 725-4000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the
Company:

                                                                                      AMOUNT
                                                                                    ----------
SEC filing fee....................................................................  $    5,620
Legal fees and expenses...........................................................     268,000*
Accounting fees and expenses......................................................     175,000*
Blue sky fees and expenses (including counsel fees)...............................      10,000*
Printing expenses.................................................................      75,000*
Nonaccountable Expense Allowance..................................................     240,000*
Insurance premiums................................................................      24,000
Miscellaneous.....................................................................       2,380*
                                                                                    ----------
  TOTAL...........................................................................  $  800,000*
                                                                                    ----------
                                                                                    ----------

------------------------

*   Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters for certain liabilities arising under the Securities Act or otherwise.

    The Registrant's Articles of Incorporation provide that the liability of the Registrant's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Registrant for breach of a director's duties to the Registrant or its shareholders subject to certain limitations in Section 204 of the California Corporations Code described below.

    The Articles also provide that the Registrant is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Registrant's Bylaws or through agreements with such agents or both, for breach of duty to the Registrant and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

    Section 317 of the California Corporations Code provides that a corporation may indemnify an agent who is, or who is threatened to be made a party to any proceeding (as that term is defined therein) for actions taken in their corporate capacity upon a determination that such agent acted in good faith and in a manner which such agent believed to be in the best interest of the corporation. In addition, Section 317 provides for mandatory indemnification of an agent who is successful on the merits in defense of any such proceeding. Indemnification is prohibited under this section (with certain express exceptions) in any circumstances where it appears that it would be inconsistent with (i) any provision of the corporation's articles of incorporation or bylaws, any resolution of the shareholders or any agreement in effect at the time of the alleged cause of action asserted in the proceeding; and (ii) any condition expressly imposed by a court in approving a settlement.

    In addition, the ability of a corporation to indemnify its agents and to eliminate the liability of a director for monetary damages is further limited by
Section 204 of the California Corporations Code which provides that a corporation may not provide for indemnification of agents or eliminate the liability of a director for monetary damages for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.

    The Bylaws of the Registrant provide that the Registrant shall indemnify each of its agents (as defined in Section 317 of the California Corporations
Code) to the fullest extent permissible under the California Corporations Code against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person's having been made or having been threatened to be made a party to a proceeding. The Bylaws further provide that the Registrant shall advance the expenses reasonably expected to be incurred by such agent in defending against any such proceeding upon receipt of the agent's undertaking to return repay such amounts to the Registrant if it is determined that the agent was not entitled to indemnification.

    The Registrant has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Registrant will indemnify, subject to certain requirements, each of the Registrant's directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by such person as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant.

    The above provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In March 1997, the Registrant issued 3,026,400 shares of common stock to its founding shareholders in connection with the initial capitalization of the Registrant. The founding shareholders paid $0.40 per share in this transaction. These securities were issued to the Registrant's founding shareholders, who were also employees of the Registrant, pursuant to Section 4(2) of the Securities Act.

    In July 1997, the Registrant issued options to purchase 332,904 shares of common stock to William P. Foley, II, the Chairman of the Board of Directors. The options are exercisable for a period of five years at an exercise price of $0.66 per share. These securities were issued in a private transaction to a single accredited investor pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

    In November 1998, the Company issued 2,099,996 shares of Common Stock to FNFI in exchange for 40% of the outstanding shares of common stock of ATC and subject to the other terms of the Reorganization. These securities were issued in a private transaction pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  The following exhibits are filed herewith:


EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Form of Underwriting Agreement.+
  1.2  Form of Representative's Warrant Agreement.+
  2.1  Stock Purchase Agreement dated January 1, 1997 by and among the
         Registrant, Fidelity National Financial, Inc. and American Title
         Company, together with amendment.+
  2.2  Stock Purchase Agreement dated December 31, 1996 by and among American
         Title Company, Fidelity National Asset Recovery Services, Inc. and
         Fidelity National Financial, Inc.+
  2.3  Stock Purchase Agreement dated December 31, 1996 by and among American
         Title Company, Nations Title Insurance of Arizona, Inc. and Fidelity
         National Financial, Inc.+
  2.4  Stock Purchase Agreement dated March 16, 1998 by and among Fidelity
         National Title Insurance Company of New York, National Title Insurance
         of New York, Inc. and American Title Company.+
  2.5  Stock Purchase Agreement dated August 9, 1997 by and between Pacific Coast
         Title of Santa Barbara County and American Title Company.+
  2.6  Stock Exchange Agreement dated August 21, 1998 between the Registrant and
         Fidelity National Financial, Inc.+
  3.1  Amended and Restated Articles of Incorporation.+
  3.2  Bylaws of the Registrant, as amended.+
  4.1  Form of Common Stock Certificate.+
  5.1  Opinion of Rutan & Tucker, LLP.+
 10.1  1998 Stock Incentive Plan, together with form of Nonqualified Stock Option
         Agreement and form of Incentive Stock Option Agreement.+
 10.2  Employment Agreement between the Registrant and Michael C. Lowther.+
 10.3  Employment Agreement between the Registrant and Wayne D. Diaz.+
 10.4  Employment Agreement between the Registrant and Dennis R. Duffy.+
 10.5  Employment Agreement between the Registrant and Barbara Ferguson.+
 10.6  Issuing Agency Agreement dated July 1, 1997 between Fidelity National
         Title Insurance Company and American Title Company.+
 10.7  Issuing Agency Agreement dated August 25, 1997 between Fidelity National
         Title Insurance Company and Santa Barbara Title Company.+
 10.8  Credit Agreement dated August 7, 1997 between the Registrant and Imperial
         Bank.+
 10.9  Note dated August 7, 1997 of the Registrant in favor of Imperial Bank.+
 10.10 Addendum to Note dated August 7, 1997 between the Registrant and Imperial
         Bank.+
 10.11 Standard Sublease dated January 28, 1998 between American Title Company and Fidelity National Financial, Inc.+
 10.12 Form of Indemnification Agreement.+
 10.13 Title Plant Lease Agreement dated July 1, 1997 between Fidelity National
         Title Insurance Company and American Title Company.+
 10.14 Letter of Grant dated July 1, 1997 granting William P. Foley, II options to purchase 55,000 shares of common stock of the Registrant.

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
 21    List of Subsidiaries of Registrant.+
 23.1  Consent of KPMG LLP.+
 23.2  Consent of Rutan & Tucker, LLP (included in the opinion filed as Exhibit
         5.1).+
 24    Power of Attorney.+
 27    Financial Data Schedule.+


------------------------

+   Previously filed.


    (b)  The following financial statement schedules were previously filed:


    SCHEDULE I  -- Balance Sheet of American National Financial, Inc. (Parent
                   Company only) as of December 31, 1997 and related Statements of Operations and Retained Earnings and Cash Flows for the year ended December 31, 1997, and accompanying notes.

    SCHEDULE II -- Valuation and Qualifying Accounts of American National
                   Financial, Inc. and Subsidiaries for the year ended December 31, 1997 and of American National Financial, Inc. (Predecessor) for the year ended December 31, 1996 and the six months ended June 30, 1997.

ITEM 17.  UNDERTAKINGS

    The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 24 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on February 9, 1999.



                                AMERICAN NATIONAL FINANCIAL, INC.

                                By:              /s/ WAYNE D. DIAZ
                                     -----------------------------------------
                                                   Wayne D. Diaz,
                                                     PRESIDENT


    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Chief Executive Officer
------------------------------    and Director (Principal    February 9, 1999
      Michael C. Lowther          Executive Officer)

                                Executive Vice President
              *                   and Chief Financial
------------------------------    Officer (Principal         February 9, 1999
        Carl A. Strunk            Financial and Accounting
                                  Officer)

              *
------------------------------  Director                     February 9, 1999
     William P. Foley, II

      /s/ WAYNE D. DIAZ
------------------------------  Director                     February 9, 1999
        Wayne D. Diaz

              *
------------------------------  Director                     February 9, 1999
       Dennis R. Duffy

              *
------------------------------  Director                     February 9, 1999
         Bruce Elieff

              *
------------------------------  Director                     February 9, 1999
     Barbara A. Ferguson

              *
------------------------------  Director                     February 9, 1999
       Robert Majorino

------------------------------  Director                     February 9, 1999
       Matthew K. Fong



*By:      /s/ WAYNE D. DIAZ
      -------------------------
            Wayne D. Diaz
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT NO.   DESCRIPTION                                                                                      PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------

       1.1     Form of Underwriting Agreement.+

       1.2     Form of Representative's Warrant Agreement.+

       2.1     Stock Purchase Agreement dated January 1, 1997 by and among the Registrant, Fidelity National
                 Financial, Inc. and American Title Company, together with amendment.+

       2.2     Stock Purchase Agreement dated December 31, 1996 by and among American Title Company,
                 Fidelity National Asset Recovery Services, Inc. and Fidelity National Financial, Inc.+

       2.3     Stock Purchase Agreement dated December 31, 1996 by and among American Title Company, Nations
                 Title Insurance of Arizona, Inc. and Fidelity National Financial, Inc.+

       2.4     Stock Purchase Agreement dated March 16, 1998 by and among Fidelity National Title Insurance
                 Company of New York, National Title Insurance of New York, Inc. and American Title
                 Company.+

       2.5     Stock Purchase Agreement dated August 9, 1997 by and between Pacific Coast Title of Santa
                 Barbara County and American Title Company.+

       2.6     Stock Exchange Agreement dated August 21, 1998 between the Registrant and Fidelity National
                 Financial, Inc.+

       3.1     Amended and Restated Articles of Incorporation.+

       3.2     Bylaws of the Registrant, as amended.+

       4.1     Form of Common Stock Certificate.+

       5.1     Opinion of Rutan & Tucker, LLP.+

      10.1     1998 Stock Incentive Plan, together with form of Nonqualified Stock Option Agreement and form of Incentive Stock Option Agreement.+

      10.2     Employment Agreement between the Registrant and Michael C. Lowther.+

      10.3     Employment Agreement between the Registrant and Wayne D. Diaz.+

      10.4     Employment Agreement between the Registrant and Dennis R. Duffy.+

      10.5     Employment Agreement between the Registrant and Barbara Ferguson.+

      10.6     Issuing Agency Agreement dated July 1, 1997 between Fidelity National Title Insurance Company and American Title Company.+

      10.7     Issuing Agency Agreement dated August 25, 1997 between Fidelity National Title Insurance
                 Company and Santa Barbara Title Company.+

      10.8     Credit Agreement dated August 7, 1997 between the Registrant and Imperial Bank.+

      10.9     Note dated August 7, 1997 of the Registrant in favor of Imperial Bank.+

      10.10    Addendum to Note dated August 7, 1997 between the Registrant and Imperial Bank.+

      10.11    Standard Sublease dated January 28, 1998 between American Title Company and Fidelity National
                 Financial, Inc.+

      10.12    Form of Indemnification Agreement.+

      10.13    Title Plant Lease Agreement dated July 1, 1997 between Fidelity National Title Insurance
                 Company and American Title Company.+

 EXHIBIT NO.   DESCRIPTION                                                                                      PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------
      10.14    Letter of Grant dated July 1, 1997 granting William P. Foley, II options to purchase 55,000 shares of common stock of the Registrant.

      21       List of Subsidiaries of Registrant.+

      23.1     Consent of KPMG LLP.+

      23.2     Consent of Rutan & Tucker, LLP (included in the opinion filed as Exhibit 5.1).+

      24       Power of Attorney+

      27       Financial Data Schedule.+


------------------------

+   Previously filed.